EXHIBIT 4.2

TALX CORPORATION

AMENDMENT AGREEMENT

DATED AS OF MAY 15, 2007

TO

Re:          the Note Purchase Agreement dated as of May 25, 2006

j

AMENDMENT TO NOTE AGREEMENT

THIS AMENDMENT dated as of May 15, 2007 (the or this “Amendment”) to the Note Agreement dated as of May 25, 2006 is between TALX CORPORATION, a Missouri corporation, formerly known as Chipper Corporation, as successor by merger to TALX Corporation, a Missouri corporation (in such capacity as successor, the “Company”), and each of the institutions which is a signatory to this Amendment (collectively, the “Noteholders”).

RECITALS:

A.                                   TALX Corporation, the predecessor to the Company (the “Predecessor”), and each of the Noteholders have heretofore entered into the Note Purchase Agreement dated as of May 25, 2006 (the “Note Agreement”).  The Predecessor has heretofore issued the $75,000,000 7.34% Senior Guaranteed Notes Due May 25, 2014 (the “Notes”) dated May 25, 2006, pursuant to the Note Agreement.  Pursuant to that certain Assumption Agreement dated as of May 15, 2007, the Company has assumed the obligations of the Predecessor under the Note Agreement and the Notes.  The Noteholders are the holders of all of the outstanding principal amount of the Notes.

B.                                     The Company and the Noteholders now desire to amend the Note Agreement as of May 15, 2007 (the “Effective Date”) in the respects, but only in the respects, hereinafter set forth.

C.                                     Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement unless herein defined or the context shall otherwise require.

D.                                    All requirements of law have been fully complied with and all other acts and things necessary to make this Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Amendment set forth in Section 2 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

Section 1.                                Amendments.

Section 1.1.                                          The lead-in to Section 7 and Sections 7.1 and 7.3 of the Note Agreement are hereby amended by replacing all references to “Company,” set forth therein with “Parent” except that the reference in Section 7.1(d) to “Company” is hereby amended to read “Parent or the Company.”  Notwithstanding anything to the contrary in Section 7.3 of the Note Agreement or elsewhere in any of the Financing Agreements, no holder of Notes or representative thereof shall at any time have any right to inspect or make or receive copies of any customer data files or any other customer credit information or files owned or maintained by the Parent or any of its Subsidiaries.

Section 1.2.  Section 7.2 of the Note Agreement is hereby amended to read in its entirety as follows:

Section 7.2.                               Officer’s Certificate.  Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate substantially concurrent delivery of such certificate to each holder of Notes):

(a)                                  Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Parent and the Company were in compliance with the requirements of Section 10.1 through Section 10.8, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence); and

(b)                                 Event of Default — a statement that such Senior Financial Officer has reviewed (or caused a Responsible Officer to review) the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Parent and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Parent or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Parent or the Company shall have taken or proposes to take with respect thereto.

Section 1.3.                                         Section 8.8 of the Note Agreement is hereby amended by deleting such section in its entirety.

Section 1.4.                                         Sections 9.1 through 9.4, 9.6 and 9.8 of the Note Agreement are hereby amended by replacing all references to “Company” set forth therein with “Parent.”

Section 1.5.                                         Section 9.5 of the Note Agreement is hereby amended to read in its entirety as follows:

Section 9.5.                                Limited Liability Company and Corporation Existence, Etc.  Subject to Sections 10.4 and 10.5, each of the Parent and the Company will at all times preserve and keep in full force and effect its corporate existence.  Subject to Sections 10.4 and 10.5, the Parent will at all times preserve and keep in full force and effect the limited liability company, corporate or other applicable existence of each of its Subsidiaries (unless merged or consolidated into or with, or substantially all of its assets are transferred to, the Parent or a Wholly Owned Subsidiary) and all rights and franchises of the Parent and its Wholly Owned Subsidiaries unless, in the good faith judgment of the Parent, the termination of or failure to preserve and keep in full force and effect such limited liability company, corporate or other applicable existence, right or franchise could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.  The Company will, at all times be a Wholly-Owned Subsidiary of the Parent.

Section 1.6.                                         Section 9.7 of the Note Agreement is hereby amended to read in its entirety as follows:

Section 9.7.                                Additional Subsidiary Guarantors.  The Parent hereby covenants and agrees that, if any U.S. Subsidiary which is not a Subsidiary Guarantor (i) guarantees the Parent’s obligations under the Bank Credit Agreement, (ii) directly or indirectly becomes an obligor under the Bank Credit Agreement or (iii) directly or indirectly guarantees any Indebtedness or other obligations of the Parent, it will cause such U.S. Subsidiary to, concurrently therewith, (a) enter into a joinder agreement substantially in the form of Annex I to the Subsidiary Guarantee Agreement or otherwise deliver another Subsidiary Guarantee Agreement reasonably acceptable to the Required Holders, in each case, for the benefit of the holders of the Notes, (b) deliver a favorable legal opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, as to the good standing, due authorization, execution, delivery, validity and enforceability thereof, and that the Subsidiary Guarantee Agreement does not violate or conflict with any law, agreement or governing document relating to such Subsidiary and such other opinions as are reasonably requested by the Required Holders and their counsel and (c) deliver  appropriate limited liability company or corporate resolutions and other limited liability company or corporate documentation in form and substance reasonably satisfactory to the Required Holders and their counsel.

Section 1.7.                                         Section 10 of the Note Agreement is hereby amended by deleting Sections 10.1 through 10.9 and inserting the following in their place:

Section 10.1                            Maximum Leverage Ratio.  As of the end of each fiscal quarter, commencing with the end of the first fiscal quarter ending after the Closing Date, the Parent will not permit the Leverage Ratio to be greater than 3.50 to 1.00.

Section 10.2                            Limitations on Liens.  The Parent will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on, or with respect to, any of its assets or properties (including without limitation shares of Capital Stock or other ownership interests owned by it), real or personal, whether now owned or hereafter acquired, except

(a)                                  Liens existing on the Amendment Effective Date and set forth on Schedule 10.2 to the Amendment Agreement;

(b)                                 Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(c)                                  Liens of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals and other similar Liens imposed by law so long as such Liens secure claims incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d)                                 Liens consisting of deposits or pledges made in the ordinary course of business (i) in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation or obligations under customer service contracts or (ii) to secure the performance of letters of credit, bids, tenders, sales, contracts, leases, statutory obligations, surety, appeal and performance bonds and other similar obligations incurred in the ordinary course of business, in each case not incurred in connection with the borrowing of money or the payment of the deferred purchase price of property;

(e)                                  Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of any material parcel of real property or impair the use thereof in the ordinary conduct of business;

(f)                                    Liens in favor of the holders of the Notes;

(g)                                 Liens on the property or assets of any Subsidiary existing at the time such Subsidiary becomes a Subsidiary of the Parent and not incurred in contemplation thereof, as long as the outstanding principal amount of the Debt secured thereby is not voluntarily increased by such Subsidiary after the date such Subsidiary becomes a Subsidiary of the Parent;

(h)                                 Liens on the property or assets of the Parent or any Subsidiary securing Debt which is incurred to finance or refinance the acquisition of such property or assets, provided that (i) each such Lien shall be created substantially simultaneously with the acquisition of the related property or assets; (ii) each such Lien does not at any time encumber any property other than the related property or assets financed by such Debt and the proceeds thereof; (iii) the principal amount of Debt secured by each such Lien is not increased; and (iv) the principal amount of Debt secured by each such Lien (together with any accrued interest thereon and closing costs relating thereto) shall at no time exceed 100% of the original purchase price of such related property or assets at the time acquired;

(i)                                     Liens consisting of judgment or judicial attachment Liens, provided that (i) the claims giving rise to such Liens are being diligently contested in good faith by appropriate proceedings, (ii) adequate reserves for the obligations secured by such Liens have been established and (iii) enforcement of such Liens has been stayed;

(j)                                     Liens (if any) against the Parent or any Consolidated Subsidiary which is created solely to evidence (i) the transfer of any receivables and related property by the Parent and certain of its Subsidiaries as originators under any Permitted Securitization Transaction to another direct or indirect Subsidiary of the Parent, as purchaser, pursuant to any Permitted Securitization Transaction, (ii) the transfer of any receivables and related property from the purchaser referred to in the immediately preceding clause (i) to any Permitted Securitization Subsidiary pursuant to any Permitted Securitization Transaction, and (iii) any back-up Lien granted by the purchaser referred to in the immediately preceding clause (i) and the Permitted Securitization Subsidiary, in each case solely in any receivables and related property being transferred pursuant to the Permitted Securitization Transaction;

(k)                                  any Lien against a Permitted Securitization Subsidiary pursuant to any Permitted Securitization Transaction;

(l)                                     any Lien on any specific fixed asset of any corporation existing at the time such corporation is merged or consolidated with or into the Parent or a Consolidated Subsidiary and not created in contemplation of such event;

(m)                               any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing paragraphs of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt (together with any accrued interest thereon and closing costs relating thereto) secured by any such Lien is not increased;

(n)                                 any Lien existing on any specific fixed asset prior to the acquisition thereof by the Parent or a Consolidated Subsidiary and not created in contemplation of such acquisition;

(o)                                 Liens securing Debt owing by any Subsidiary to the Parent or another Wholly-Owned Subsidiary;

(p)                                 inchoate Liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of Plans from time to time in effect;

(q)                                 rights reserved to or invested in any municipality or governmental, statutory or public authority to control or regulate any property of the Parent or any Subsidiary, as the case may be, or to use such property in a manner which does not materially impair the use of such property for the purposes of which it is held by the Parent or any Subsidiary, as the case may be; and

(r)                                    Liens not otherwise permitted by this Section 10.2 securing Debt or other obligations in an aggregate principal amount at any time outstanding that does not exceed 20% of Consolidated Net Tangible Assets, measured as of the date of the incurrence of such Debt or obligation.

Section 10.3                            Limitations on Subsidiary Debt.  The Parent will not permit any Subsidiary of the Parent to contract, create, incur, assume or permit to exist any Debt, except

(a)                                  Debt arising under this Agreement and the Subsidiary Guarantee Agreement;

(b)                                 Debt existing as of the Amendment Effective Date as referenced on Schedule 10.3(b) to the Amendment Agreement (and renewals, refinancings or extensions thereof on terms and conditions no less favorable in any material respect to such Person than such existing Debt and in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension);

(c)                                  Capital Lease Obligations and Debt incurred, in each case, to provide all or a portion of the purchase price or costs of construction of an asset or, in the case of a Sale and Leaseback Transaction, to finance the value of such asset owned by the Parent or any of its Subsidiaries, provided that (i) such Debt when incurred shall not exceed the purchase price or cost of construction of such asset or, in the case of a Sale and Leaseback Transaction, the fair market value of such asset and any transaction costs directly related thereto, (ii) no such Debt shall be refinanced for a principal amount in excess of the principal balance outstanding thereon (together with any accrued interest thereon and closing costs relating thereto) at the time of such refinancing, and (iii) the aggregate principal amount of all such Debt shall not exceed $200,000,000 at any time outstanding;

(d)                                 intercompany Debt owed by any Subsidiary of the Parent to the Parent or any other Subsidiary of the Parent;

(e)                                  Debt owing under Hedging Agreements relating to the Bank Credit Agreement and other Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(f)                                    Debt in connection with any Permitted Securitization Transaction;

(g)                                 Debt of the types described in clause (j) of the definition of Debt which is incurred in the ordinary course of business in connection with (i) the sale or purchase of goods, or (ii) to assure performance by the Parent or any of its Subsidiaries of their respective service contracts, operating leases, obligations to a utility or a governmental entity, or worker’s compensation obligations;

(h)                                 Support Obligations of Debt of the Parent or Debt otherwise permitted under this Section 10.3;

(i)                                     any guaranty from time to time arising by virtue of a Subsidiary of Parent at any time becoming a “Designated Borrower” under the Bank Credit Agreement, so long as if such Subsidiary would be required to deliver a Subsidiary Guaranty Agreement pursuant to Section 9.7, such Subsidiary Guaranty Agreement has been delivered; and

(j)                                     other Debt of the Subsidiaries at any time outstanding which in the aggregate does not exceed 20% of Consolidated Net Tangible Assets, measured as of the date of the incurrence of such Debt.

Section 10.4                            Limitations on Mergers and Liquidation.  Parent will not, nor will it permit any of its Subsidiaries to, merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except

(a)                                  The Parent or a Subsidiary may merge with another Person that is not an Obligor or a Subsidiary, provided that (i) in the case of any merger involving the Parent or a Subsidiary that is organized under the laws of the United States or one of its states, such other Person is organized under the laws of the United States or one of its states, (ii) in the case of any merger involving an Obligor, such Obligor is the corporation surviving such merger (or if such Obligor is the Parent and is not the survivor, the survivor assumes the obligations of Parent under the Parent Guaranty pursuant to an assumption agreement reasonably satisfactory to the Required Holders and after giving effect thereto the corporate debt of such survivor entity has an unsecured non-credit enhanced debt investment grade rating by Moody’s and S&P), (iii) in the case of any merger involving a Subsidiary, the survivor is or will become a Subsidiary of the Parent, (iv) immediately prior to and after giving effect to such merger, no Default or Event of Default exists or would exist, (iv) the Board of Directors of such Person has approved such merger and (v) in the case of any Subsidiary of the Parent, such transaction is permitted under Section 10.6;

(b)                                 Any Subsidiary that is not an Obligor may merge into an Obligor or any Wholly-Owned Subsidiary of an Obligor;

(c)                                  Any Subsidiary that is not an Obligor may liquidate, wind-up or dissolve itself into an Obligor or any Wholly-Owned Subsidiary of an Obligor;

(d)                                 Any Obligor may merge with any other Obligor, provided that in the case of any merger involving the Company, the Company is the corporation surviving such merger or if the Company is not the survivor, the conditions set forth in clauses (i) and (ii) below are satisfied:

(i)                                      the successor formed by such consolidation or the survivor of such merger with the Company or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia), (A) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Financing Agreements to which the Company is a party, (B) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof, and (C) each other Obligor shall have executed and delivered an acknowledgement that the Financing Agreements to which they are a party continue in full force and effect; and

(ii)                                   immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and the Parent would have been in compliance with Section 10.1 as of the end of the most recent fiscal quarter treating such transaction as having been consummated as of the last day of the immediately preceding fiscal quarter; and

(e)                                  Any Obligor (other than the Company or the Parent) may liquidate, wind-up or dissolve itself into any other Obligor.

Section 10.5                            Limitation on Asset Dispositions.  The Parent will not, nor will it permit any of its Subsidiaries to, make any Asset Disposition (including, without limitation, in connection with any Sale and Leaseback Transaction), in one transaction or a series of transactions, unless (a) no Default or Event of Default shall exist on the date of, or shall result from, any such transaction (including after giving effect to such transaction on a pro forma basis); and (b) the assets so disposed of or transferred in connection with all such Asset Dispositions in any Fiscal Year did not contribute, in the aggregate, more than 20% of Consolidated Operating Profit for the immediately preceding Fiscal Year.

Section 10.6                            Limitations on Acquisitions.  Other than transactions permitted under Section 10.7, the Parent will not, nor will it permit any of its Subsidiaries to, acquire all or any portion of the Capital Stock or other ownership interest in any Person which is not a Subsidiary or all or any substantial portion of the assets, property and/or operations of a Person which is not a Subsidiary, unless (a) the Person, assets, property and/or operations being acquired operate in substantially the same or a similar line of business as any line of business engaged in by the Parent or any of its Subsidiaries on the Amendment Effective Date or a business reasonably related thereto, including ancillary or complementary businesses; (b) in the case of an acquisition of Capital Stock or other ownership interest of a Person, the Board of Directors of the Person which is the subject of such acquisition shall have approved the acquisition; (c) no Default or Event of Default shall exist on the date of, or shall result from, any such acquisition (including after giving effect to such transaction on a pro forma basis); and (d) in the case of the acquisition of all or any portion of the Capital Stock or other ownership interest in any Person, such Person so acquired will be Consolidated with the Parent in its financial statements upon the consummation of such acquisition.

Section 10.7                            Limitation on Restricted Investments. The Parent will not, nor will it permit any of its Subsidiaries to, make any Restricted Investment unless, after giving effect thereto, the aggregate amount of all such Restricted Investments outstanding at any time does not exceed 20% of the Consolidated Total Assets, measured as of the date of the making of such Restricted Investment; provided that (i) the foregoing shall be tested as at the end of each fiscal quarter, and (ii) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to any such Restricted Investment.

Section 10.8                            Limitation on Restricted Payments.  The Parent will not, nor will it permit any of its Subsidiaries to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment at any time that a Default or Event of Default has occurred and is continuing or would result from such Restricted Payment.

Section 10.9                            Limitation on Transactions with Affiliates.  Neither the Parent nor any of its Consolidated Subsidiaries shall enter into, or be a party to, any transaction with any Affiliate of the Parent or any such Subsidiary (which Affiliate is not an Obligor or a Subsidiary), except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to the Parent or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate.

Section 10.10                     Limitation on Certain Accounting Changes.  No Obligor will (a) change its Fiscal Year end in order to avoid a Default or an Event of Default or if a Material Adverse Effect would result therefrom or (b) make any material change in its accounting treatment and reporting practices except as required by GAAP.   Notwithstanding the foregoing, on or before the ninetieth (90th) day after the Amendment

Effective Date, the Company and its Subsidiaries shall change their Fiscal Year to end on December 31.

Section 10.11                     Limitation of Restricting Subsidiary Dividends and Distributions.  The Parent will not permit any Subsidiary to agree to, incur, assume or suffer to exist any restriction, limitation or other encumbrance (by covenant or otherwise) on the ability of such Subsidiary to make any payment to the Parent or any of its Subsidiaries (in the form of dividends, intercompany advances or otherwise) or to transfer any of its properties or assets to the Parent or any of its Subsidiaries, except

(a)                                  Restrictions and limitations applicable to a Subsidiary existing at the time such Subsidiary becomes a Subsidiary of the Parent and not incurred in contemplation thereof, as long as no such restriction or limitation is made more restrictive after the date such Subsidiary becomes a Subsidiary of the Parent;

(b)                                 Restrictions and limitations imposed on any Permitted Securitization Subsidiary in connection with a Permitted Securitization Transaction;

(c)                                  Restrictions and limitations existing pursuant to this Agreement;

(d)                                 Restrictions and limitations existing pursuant to the Bank Credit Agreement; and

(e)                                  Other restrictions and limitations that are not Material either individually or in the aggregate.

Section 10.12                     Hedging Agreements.  The Parent will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than non-speculative Hedging Agreements entered into in the ordinary course of business in order to manage existing or anticipated interest rate, foreign exchange rate or commodity price risks.

Section 1.8.                                         Sections 10.10 and 10.11 of the Note Agreement are hereby amended by renumbering such Sections 10.13 and 10.14, respectively.

Section 1.9.                                         Section 11 of the Note Agreement is hereby amended as follows:

(1)                                  Sections 11(c) and 11(d) are hereby amended to read in their entirety as follows:

(c)                                  the Company or the Parent defaults in the performance of or compliance with any term contained in Section 7.1(d) or Sections 10.1 through 10.12; or

(d)                                 (i) the Company or the Parent defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)), or (ii) any Obligor defaults in the performance of or compliance with any term contained in the Financing Agreements (other than this Agreement), and in each case, such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) any Obligor receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(2)                                  In Sections 11(f), (g), (h) and (i) all references to “Company” therein are hereby amended to read “Parent,” and

(3)                                  Section 11(k) is hereby amended as follows:  after the words “Subsidiary Guarantee Agreement” the words “or the Parent Guaranty” are inserted.

Section 1.10.                              Section 17.1 of the Note Agreement is hereby amended by replacing the “or” with “,” between “6” and “21” in clause (a) and adding after “21” “or 23” in clause (a).

Section 1.11.                              Section 20 of the Note Agreement is hereby amended to read in its entirety as follows:

Section 20.                                   Confidential Information.  For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Parent, the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Parent, any of the Parent’s Subsidiaries, the Company or its Subsidiaries, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Parent or its Subsidiaries, the Company or its Subsidiaries or by any Person known by you to be acting in breach of any duty of confidentiality owed to the Parent or its Subsidiaries or the Company or its Subsidiaries or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20,

(iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser provided you advise such authority of the confidential nature of such information, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio provided you advise such authority of the confidential nature of such information, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate provided you advise such Person of the confidential nature of such information, (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement, the Parent Guaranty and the other Financing Agreements.  If you or any other receiving party becomes legally required to disclose any confidential information by order, request or demand as provided in this paragraph or otherwise, you or the other receiving party shall provide the Parent (at its address as provided in the Parent Guaranty) and the Company with prior prompt written notice of such disclosure requirement, to the extent permitted by applicable law, so that the Parent and/or the Company may seek a protective order or other appropriate remedy and/or waive compliance with respect to that disclosure and shall cooperate in connection with such effort.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Parent or the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.  You agree that for purposes of Regulation FD of the SEC, the provisions of Section 20 shall constitute a confidentiality agreement within the meaning of Rule 100(b)(2) of Regulation FD.  The Noteholders agree that this provision is for the benefit of the Parent and its Subsidiaries and the Company and its Subsidiaries.”

Section 1.12. The Note Agreement is hereby amended by inserting the following new Section 23.

Section 23.1.                         Guaranty of Payment.  Subject to Section 23.7 below, the Parent hereby unconditionally guarantees to each holder of Notes from time to time the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise).  This guaranty is a guaranty of payment and not solely of collection and is a continuing guaranty and shall apply to all Guaranteed Obligations whenever arising.

Section 23.2.                         Obligations Unconditional; Waivers.  The obligations of the Parent hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, or any other agreement or instrument referred to herein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.  The Parent agrees that this guaranty may be enforced by the holders of the Notes without the necessity at any time of resorting to or exhausting any security or collateral and without the necessity at any time of having recourse of the Notes, this Agreement or any other Financing Agreement or any collateral, if any, hereafter securing the Guaranteed Obligations or otherwise and the Parent hereby waives the right to require the holders of the Notes to proceed against any other Obligor or any other Person (including a co-guarantor) or to require the holders of the Notes to pursue any other remedy or enforce any other right.  In this connection, the Parent hereby waives the right of the Parent to require any holder of the Guaranteed Obligations to take action against any Obligor as provided in Official Code of Georgia Annotated §10-7-24 or any similar laws.  The Parent further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against any Obligor or any other guarantor of the Guaranteed Obligations for amounts paid under this guaranty until such time as the holders of the Notes have been irrevocably paid in full and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the holders of the Notes in connection with monies received under this Agreement.  The Parent further agrees that nothing contained herein shall prevent the holders of the Notes from suing on the Notes, this Agreement or any other Financing Agreement or foreclosing its security interest in or Lien on any collateral, if any, securing the Guaranteed Obligations or from exercising any other rights available to it under this Agreement, the Notes, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of the Parent’s obligations hereunder; it being the purpose and intent of the Parent that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances.  Neither the Parent’s obligations under this guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of an Obligor or by reason of the bankruptcy or insolvency of such Obligor.  The Parent waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance of by the holders of the Notes upon this guaranty or acceptance of this guaranty.  The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this guaranty.  All dealings between the Obligors and the Parent, on the one hand, and the holders of the Notes, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this guaranty.

Section 23.3                            Modifications.  The Parent agrees that (a) all or any part of the security which hereafter may be held for the Guaranteed Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the holders of the Notes shall not have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances which hereafter may be held, if any, for the Guaranteed Obligations or the properties subject thereto; (c) the time or place of payment of the Guaranteed Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) an Obligor and any other party liable for payment under this Agreement may be granted indulgences generally; (e) any of the provisions of the Notes, this Agreement or any other Financing Agreement may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of an Obligor or any other party liable for the payment of the Guaranteed Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by the Parent in its capacity as a guarantor under this Section 23, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

Section 23.4.                         Additional Waiver of Rights.  The Parent expressly waives to the fullest extent permitted by applicable law:  (a) notice of acceptance of this guaranty by the holders of the Notes; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of the holders of the Notes obtaining, amending, substituting for, releasing, waiving or modifying any Lien, if any, hereafter securing the Guaranteed Obligations, or the holders of the Notes subordinating, compromising, discharging or releasing such Liens, if any; (e) all other notices to which the Parent might otherwise be entitled in connection with the guaranty evidenced by this Section 23; and (f) demand for payment under this guaranty.  Furthermore, the Parent, to the fullest extent permitted by law, hereby waives any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of the Parent with respect to the Guaranteed Obligations or which otherwise might operate to discharge the Parent from its obligations in respect of the Guaranteed Obligations.

Section 23.5.                         Reinstatement.  The obligations of the Parent under this Section 23 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Parent agrees that it will indemnify each holders of the Notes on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by such holders of the Notes in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 23.6.        Remedies.  The Parent agrees that, as between the Parent, on the one hand, and the holders of the Notes, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Parent.

Section 23.7.        Limitation of Guaranty.  Notwithstanding any provision to the contrary contained herein, to the extent the obligations of the Parent shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of the Parent hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Federal Bankruptcy Code (as now or hereinafter in effect)).

Section 1.13.           Exhibit B to the Note Agreement is hereby amended as follows:

(1)           the following existing definitions are amended and restated in their entirety to read as follows:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries (a) controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries or (b) owns or holds ten percent (10%) or more of the Capital Stock in such first Person or any of its Subsidiaries.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Bank Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of July 24, 2006 among the Parent, Equifax PLC, certain other Subsidiaries of the Parent from time to time party thereto certain banks and other financial institutions party thereto, and SunTrust Bank, as Administrative Agent, as amended, restated, supplemented, modified, refinanced or replaced from time to time.

“Change of Control” means any of the following events or circumstances:

(i)            if any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date of the Closing), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Parent’s voting stock, or

(ii)           the acquisition after the date of the Closing by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) of (i) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of the Parent, through beneficial ownership of the capital stock of the Parent or otherwise, or (ii) all or substantially all of the properties and assets of the Parent.

“Consolidated Interest Expense” means, for any period, as applied to the Parent and its Consolidated Subsidiaries, for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of capital leases capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Agreements during such period (whether or not actually paid or received during such period), in each case as determined and computed on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income, after taxes, of the Parent and its Consolidated Subsidiaries for such period as determined and computed on a Consolidated basis in accordance with GAAP.

“Equity Issuance” means any issuance by the Parent or any of its Subsidiaries to any Person other than the Parent or any of its Subsidiaries of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants of (c) any shared of its Capital Stock pursuant to the conversion of any debt securities to equity.

“Amendment Agreement” means that certain TALX Corporation Amendment Agreement dated as of May 15, 2007.

“Financing Agreement” means the Notes, this Agreement the Parent Guaranty and any Subsidiary Guarantee Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease (excluding, however, any synthetic leases) or other title retention agreement relating to such asset.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Parent and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Parent and its Subsidiaries taken as a whole, or (b) the ability of any Obligor to perform its obligations under the Financing Agreements to which it is a party, or (c) the validity or enforceability of any Financing Agreement.

“Obligors” means the Company, the Parent and the Subsidiary Guarantors.

“Restricted Payment” means (i) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Parent or any of its Subsidiaries, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving any of the Parent or any of its Subsidiaries), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of the Parent or any of its Subsidiaries, now or hereafter outstanding (other than dividends or distributions payable in Capital Stock of the applicable Person and dividends or distributions payable (directly or indirectly through Subsidiaries) to the Parent or any Wholly-Owned Subsidiary of the Parent), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Parent or any of its Subsidiaries, now or hereafter outstanding (other than such transactions payable (direct or indirect through Subsidiaries) to the Parent or any Wholly-Owned Subsidiary of the Parent) and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire share of any class of Capital Stock of the Parent or any of its Subsidiaries (other than such payments payable (directly or indirectly through Subsidiaries) to the Parent or any Wholly-Owned Subsidiary of the Parent.

(2)           the following definitions are hereby inserted in alphabetical order:

“Amendment Effective Date” means June        , 2007.

“Asset Disposition” means the disposition of any or all of the assets (including without limitation the disposition of accounts and notes receivable, the sale of the Capital Stock of a Subsidiary to a Person other than the Parent or a Subsidiary of the Parent and any Equity Issuance of Capital Stock of a Subsidiary to a Person other than the Parent or a Subsidiary of the Parent) of the Parent or any of its Subsidiaries whether by sale, lease, transfer or otherwise.  The term “Asset Disposition” shall not include (i) the sale of inventory or Cash Equivalents in the ordinary course of business, (ii) the sale or disposition of fixed assets no longer used or useful in the conduct of such Person’s business, (iii) any Equity Issuance of Capital Stock of the Parent, (iv) transfer of assets to the Parent or from a Subsidiary of the Parent to a Wholly-Owned Subsidiary of the Parent, (v) transfers of assets required in connection with any Permitted Securitization Transaction or (vi) transfers of assets which individually account for less than $1,000,000 of the Consolidated Operating Profit for the immediately preceding Fiscal Year.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalent” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. dollar denominated time and demand deposits and certificates of deposit of (i) any domestic commercial bank having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (and such bank an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, and domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company or securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Parent shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of a least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Consolidated” means, when used with reference to financial statements or financial statement items of a Person and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, as applied to the Parent and its Consolidated Subsidiaries without duplication, the sum of the amounts for such period of:  (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income has been deducted for (i) Consolidated Interest Expense, (ii) all federal and state income tax expense, (iii) depreciation and amortization expense, and (iv) all other non-cash charges, all of the foregoing as determined and computed on a Consolidated basis in accordance with GAAP; provided that for purposes of Consolidated EBITDA of the Parent for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Leverage Ratio, (x) the Consolidated EBITDA of (or attributable to) (A) any other Person, (B) all or substantially all of the business or assets of any other Person or (C) operating division or business unit of any other Person, acquired by, or merged into or consolidated with, the Parent or one of its Consolidated Subsidiaries during such Reference Period, in each case under this clause (x), shall be included on a pro forma basis for such Reference Period as if such acquisition, merger or consolidation in connection therewith occurred on the first day of such Reference Period and (y) the Consolidated EBITDA of (or attributable to) (A) any Consolidated Subsidiary whose Capital Stock is sold or otherwise transferred to any Person other than to the Parent or to a Consolidated Subsidiary of the Parent during such Reference Period such that as a result of such sale or transfer such Consolidated Subsidiary ceases to be a Subsidiary of the Parent, (B) assets (whether all or substantially all) of the Parent or any Consolidated Subsidiary sold, leased or otherwise transferred to any Person other than to the Parent or to a Subsidiary of the Parent during such Reference Period or (C) an operating division or business unit of the Parent of any Consolidated Subsidiary sold, leased or otherwise transferred to any Person other than to the Parent or to a Consolidated Subsidiary of the Parent during such Reference Period, in each case under this clause (y), shall be excluded on a pro forma basis for such Reference Period as if the consummation of such sale, lease or other transfer occurred on the first day of such Reference Period so long as the Consolidated EBITDA of (or attributable to) such Capital Stock, asset, operating division or business unit sold or otherwise transferred, exceeds 5% of Consolidated Operating Profit for the immediately preceding Fiscal Year.

“Consolidated Funded Debt” means, as of any date, without duplication, all Debt of the Parent and its Consolidated Subsidiaries of the type referred to in clauses (a), (b), (f), (g), (h), (i), (j) (but in the case of clause (j), only to the extent of any drawn amount of such letters of credit) and (l) and (m) of the definition of “Debt” set forth in Exhibit B, all of the foregoing as determined and computed on a Consolidated basis in accordance with GAAP.  Any Debt described in clauses (l) and (m) of the definition of Debt shall be included in the calculation of Consolidated Funded Debt even if the applicable Subsidiary (including any Permitted Securitization Subsidiary) is not consolidated under GAAP.

“Consolidated Net Tangible Assets” means, as of any date, Consolidated Total Assets, less the sum of the value, as set forth or reflected in the most recent Consolidated balance sheet of the Parent and its Consolidated Subsidiaries, prepared in accordance with GAAP of:

(i)            All assets which would be treated as intangible assets for balance sheet presentation purposes under GAAP, excluding “Purchase Data Files,” but including, without limitation, goodwill (as determined by the Parent in a manner consistent with its past accounting practices and in accordance with GAAP), trademarks, tradenames, copyrights, patents and technologies, and unamortized debt discount and expense;

(ii)           To the extent not included in (i) of this definition, any amount at which shares of Capital Stock of the Parent appear as an asset on the balance sheet of its Consolidated Subsidiaries; and

(iii)          To the extent not included in (i) of this definition, deferred expenses.

“Consolidated Operating Profit” means, for any period, the Operating Profit of the Parent and its Consolidated Subsidiaries, all of the foregoing as determined and computed on a Consolidated basis in accordance with GAAP.

“Consolidated Subsidiary” means, at any date, any Subsidiary or other entity the accounts of which, in accordance with GAAP, are Consolidated with those of the Parent in its Consolidated financial statements as of such date.

“Consolidated Total Assets” means, as of any date, the assets and properties of the Parent and its Consolidated Subsidiaries, as determined and computed on a Consolidated basis in accordance with GAAP.

“CSC” means Computer Sciences Corporation, a Nevada corporation.

“CSC Agreement” means the Agreement for Computerized Credit Reporting Services and Options to Purchase and Sell Assets, dated as of the 1st day of August, 1988, among EIS, the Company, CSC and certain other parties, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“CSC Put” means the right of certain subsidiaries of CSC under the CSC Agreement to require EIS to purchase their credit reporting businesses within 180 days after notice.

“Debt” of any Person means at any date, without duplication: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person (i) issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business on terms customary in the trade) which would appear as liabilities on a balance sheet of such Person or (ii) arising out of the CSC Put after the receipt by the Parent or any of its Subsidiaries of notice from CSC or any of its Subsidiaries regarding the intent to exercise the CSC Put, (e) all obligations of such Person under take or pay or similar arrangements of under commodities agreements, (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that for purposes hereof the amount of such Debt shall be limited to the greater of (i) the amount of such Debt as to which there is recourse to such Person and (ii) the fair market value of the property which is subject to the Lien, (g) all Support Obligations of such Person with respect to a Debt of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all net obligations of such Person in respect of Hedging Agreements, (j) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed or not cash collateralized), (k) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, (l) the outstanding attributed principal amount under any asset securitization program of such Person (including without limitation any noted or accounts receivable financing program) and (m) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.  The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to the assets (other than the ownership interest in such partnership or join venture) of such Person for payment of such Debt.

“EIS” means Equifax Information Services, LLC, formerly known as Equifax Credit Information Services, Inc.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on or about December 31.

“Guaranteed Obligations” means, without duplication, all of the Obligations of the Obligors to the holders of the Notes from time to time, whenever arising, under this Agreement, the Notes and any other Financing Agreement (including, but not limited to, obligations with respect to principal, interest, Make-Whole Amount, and fees and obligations of the Company under Section 15 hereof).

“Hedging Agreement” means any agreement with respect to an interest rate swap, collar, cap, floor or forward rate agreement, foreign currency agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person, and any confirming letter executed pursuant to such hedging agreement, all as amended, amended and restated, supplemented or otherwise modified from time to time.

“Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of Debt, securities or otherwise) of shares of Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or securities issued by such Person, (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than those made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person including, without limitation, any Support Obligations (including any support for a letter of credit issued on behalf of such person) incurred for the benefit of such Person.

“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Funded Debt on such day to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending as of such day.

“Moody’s” means Moody’s Investors Service, Inc. or any successor or assignee in the business of rating securities.

“Obligations” means, in each case, whether now in existence or hereafter arising:  (a) the principal of, Make-Whole Amount, if any, and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Notes, and (b) all other fees, commissions, charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by an Obligor to any holders of the Notes, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, in each case under or in respect of this Agreement, any Note, or any of the other Financing Agreements.

“Operating Profit” means, as applied to any Person for any period, the operating revenue of such Person for such period, less (i) its costs of services for such period and (ii) its selling, general and administrative costs for such period but excluding therefrom all extraordinary gains or losses, all as determined and compute in accordance with GAAP.

“Parent” shall mean Equifax Inc., a Georgia corporation, or any successor that becomes such in the manner prescribed in Section 10.4.

“Parent Guaranty” means the provisions of Section 23 of this Agreement.

“Permitted Securitization Subsidiary” shall mean any Subsidiary of the Parent that (i) is directly or indirectly wholly-owned by the Parent, (ii) is formed and operated solely for purposes of a Permitted Securitization Transaction provided that such Permitted Securitization Subsidiary may invest up to $3,500,000 in publicly traded stock of one or more Persons, and (iii) has organizational documents which limit the permitted activities of such Permitted Securitization Subsidiary to the acquisition of accounts receivable and related rights from the Parent or one or more of its Consolidated Subsidiaries or another Permitted Securitization Subsidiary, the securitization or other financing of such accounts receivable and related rights and activities necessary or incidental to the foregoing.

“Permitted Securitization Transaction” shall mean the transfer by the Parent or one or more of its Consolidated Subsidiaries of receivables and rights related thereto to one or more  Permitted Securitization Subsidiaries and the related financing of such receivables and rights related thereto; provided that the aggregate total amount of all Debt outstanding to third parties under all Permitted Securitization Transactions shall not exceed $250,000,000 in the aggregate outstanding at any time.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvement and fixtures, including leaseholds.

“Restricted Investments” means Investments in joint ventures and other Persons which are not Consolidated Subsidiaries.  Restricted Investments shall not include Investments made in the acquisition of a Person which becomes a Consolidated Subsidiary upon the closing of such acquisition.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor or assignee in the business of rating securities.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to any Obligor or Subsidiary thereof of any property, whether owned by such Obligor or Subsidiary as of the date of Closing or later acquired, which has been or is to be sold or transferred by such Obligor or Subsidiary to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such property.

“Standard Securitization Undertakings” shall mean any obligations and undertakings of the Parent and any Consolidated Subsidiary consisting of representations,

warranties, covenants, and indemnities standard in securitization transactions and related servicing of receivables.

“Support Obligation” means, with respect to any Person and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Support Obligation shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) a contractual commitment by one Person to invest in another Person for so long as such investment is expected to constitute a Permitted Investment.

“U.S. Subsidiary” means any Subsidiary which is organized under the laws of the United States of America, any state thereof, any territory or possession thereof or the District of Columbia.

(3)           the following definitions are hereby deleted:

“Consolidated Debt,” “Consolidated Fixed Charges,” “Consolidated Income Available for Fixed Charges,” “Consolidated Operating Cash Flow,” “Consolidated Total Assets,” “Disposition,” “Equity Interests,” “Lease Rentals,” “Priority Debt,” “Consolidated Interest Expense,” “Ratable Portion,” and “Senior Disposition Indebtedness.”

(4)           The reference to “Company” in each of the following definitions is hereby amended to read “Parent”:  “Governmental Authority,” “Plan,” “Required Holders,” “Subsidiary,” and “Wholly-Owned Subsidiary.”

SECTION 2.                                                    CONDITIONS PRECEDENT.

This Amendment Agreement shall not become effective until, and shall become effective on, the business day when each of the following conditions shall have been satisfied:

(a)           Each Noteholder shall have received this Amendment Agreement, duly executed by the Company and the Parent.

(b)           The Noteholders shall have consented to this Amendment Agreement as evidenced by their execution hereof.

(c)           The representations and warranties of the Company and the Parent set forth in Section 3 hereof shall be true and correct as of the date of the execution and delivery of this Amendment Agreement.

(d)           The Parent and the Company shall have delivered opinions of counsel reasonably satisfactory to the Noteholders covering such matters as shall be reasonably requested by the Noteholders.

(e)           Any consents or approvals from any holder or holders of any outstanding security of the Company or the Parent or any Subsidiary Guarantor and any amendments of agreements pursuant to which any securities may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents or amendments shall be reasonably satisfactory in form and substance to the Holders and their special counsel.

(f)            The Parent shall have paid the fees and disbursements of the Holders’ special counsel, Chapman and Cutler LLP, incurred in connection with the negotiation, preparation, execution and delivery of this Amendment Agreement and the transactions contemplated hereby, which fees and disbursements are reflected in the statement of such special counsel delivered to the Parent at the time of the execution and delivery of this Amendment Agreement.  Upon receipt of any supplemental statement after the execution of this Amendment Agreement, the Parent will pay such additional reasonable fees and disbursements of the holders’ special counsel which were not reflected in its accounting records as of the time of the delivery of the initial statement of fees and disbursements.

(g)           All corporate and other proceedings on behalf of the Company and the Parent in connection with the transactions contemplated by this Amendment Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

SECTION 3.                                                    REPRESENTATIONS AND WARRANTIES.

The Company and the Parent, jointly and severally, hereby represent and warrant that as of the date hereof and as of the date of execution and delivery of this Amendment Agreement:

(a)           This Amendment Agreement and the transactions contemplated hereby are within the corporate power of the Company and the Parent and have been duly authorized by all necessary corporate action on the part of the Company and the Parent.  The Amendment Agreement has been duly executed and delivered by the Company and the Parent, and the Amendment Agreement and the Note Agreement as so amended each constitute the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in equity or law).

(b)           The Company represents and warrants that, after giving effect to this Amendment Agreement, there are no Defaults or Events of Default under the Note Agreement.  The Parent represents and warrants that after giving effect to this Agreement, there are no Defaults (as defined therein) or Events of Default (as defined therein) under the Bank Credit Agreement as defined in Section 1.13 hereof.

(c)           The execution, delivery and performance of this Amendment Agreement by the Company and the Parent does not and will not result in a violation of or default under (A) the certificate of incorporation or bylaws or other applicable charter documents of the Company or the Parent, (B) any material agreement to which the Company or the Parent is a party or by which it is bound or to which the Company or the Parent or any of its properties is subject, (C) any material order, writ, injunction or decree binding on the Company or the Parent, or (D) any material statute, regulation, rule or other law applicable to the Company or the Parent.

(d)           No authorization, consent, approval, exemption or action by or notice to or filing with any court or administrative or governmental body (other than periodic filings with regulatory authorities, none of which are required to be filed as of the effective date of this Amendment Agreement) is required in connection with the execution and delivery by the Company or the Parent of this Amendment Agreement or the consummation by the Company or the Parent of the transactions contemplated thereby.

(e)           Neither the Company nor the Parent has paid or agreed to pay any fees or other consideration, or given any additional security or collateral, or shortened the maturity or average life of any indebtedness or permanently reduced any borrowing capacity, in each case, in connection with the obtaining of any consents or approvals in connection with the transactions contemplated hereby.

(f)            The Parent’s obligations under the Parent Guaranty will, upon issuance of the Notes, rank at least pari passu, without preference or priority, with all of its other outstanding unsecured Senior Indebtedness (including, without limitation, the Bank Credit Agreement).  Each Subsidiary Guarantor’s obligations under the Subsidiary Guaranty Agreement will, upon issuance of the Notes and the Subsidiary Guarantee Agreement, rank at least pari passu, without preference or priority, with all of its other outstanding unsecured Senior Indebtedness (including, without limitation, any obligation under or relating to the Bank Credit Agreement).  Each Person (other than the Company) which is a borrower, guarantor or other obligor under or pursuant to the Bank Credit Agreement is a Subsidiary Guarantor under this Agreement.

(g)           As of the Amendment Effective Date, there is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein.

SECTION 4.                                                    MISCELLANEOUS.

Section 4.1.           Except as amended herein, all terms and provisions of the Note Agreement, the Notes and related agreements and instruments are hereby ratified, confirmed and approved in all respects.

Section 4.2.           This Amendment Agreement and all covenants herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereunder.  All covenants made by the Company and the Parent herein shall survive the closing and the delivery of this Amendment Agreement.

Section 4.3.           This Amendment Agreement  shall be governed by and construed in accordance with Illinois law.

Section 4.4.           The capitalized terms used in this Amendment Agreement shall have the respective meanings specified in the Note Agreement unless otherwise herein defined, or the context hereof shall otherwise require.

IN WITNESS WHEREOF, the Holders and the Company and the Parent have caused this Amendment Agreement to be duly executed and delivered as of the date first above written.

EQUIFAX INC.

By
Name:
Title:

TALX CORPORATION

By
Name:
Title:

Accepted as of the date first above written.

Prudential Retirement Insurance and
Annuity Company

By: Prudential Investment Management, Inc., as investment manager

By
Name:
Title:

The Prudential Insurance Company of America

By
Name:
Title:

MTL INSURANCE COMPANY

By: Prudential Private Placement Investors, L.P., (as Investment Advisor)

By: Prudential Private Placement Investors, Inc. (as its General Partner)

By
Name:
Title:

The Guardian Life Insurance Company of America

By
Name:
Title:

American Investors Life Insurance
Company

By: Aviva Capital Management, Inc., its authorized attorney-in-fact

By
Name:
Title:

AMERUS LIFE INSURANCE COMPANY

By: Aviva Capital Management, Inc., its authorized attorney-in-fact

By
Name:
Title:

REAFFIRMATION OF AFFILIATE GUARANTORS AND SUBSIDIARY GUARANTORS

The undersigned, in consideration of the execution and delivery of this Agreement by the Holders, hereby respectively ratify each of the changes set forth in this Agreement and confirm that the Subsidiary Guarantee Agreement remains in full force and effect, has not been amended or modified, and constitutes the legal, valid and binding obligations of each of the Subsidiary Guarantors.

TALX UCM Services, Inc.
TALX Employer Services, LLC
TALX FasTime Services, Inc.
TBT Enterprises, Incorporated
UI Advantage, Inc.
Net Profit, Inc.
TALX Tax Incentive Services, LLC
Jon-Jay Associates, Inc.
TALX Tax Credits and Incentives, LLC
Unemployment Services, LLC
Management Insight Incentives, LLC
Performance Assessment Network, Inc.

By
Its:

Name of Holders	Outstanding Principal Amount of Notes Held as of June , 2007

Prudential Retirement Insurance and Annuity Company	$24,000,000

The Prudential Insurance Company of America	$21,000,000

MTL Insurance Company	$3,000,000

The Guardian Life Insurance Company of America	$18,000,000

HARE & CO. (as nominee of American Investors Life Insurance Company)	$6,000,000

HARE & CO. (as nominee of AmerUs Life Insurance Company)	$3,000,000

SCHEDULE I

(to Limited Waiver/Amendment Agreement)

LIENS
(Existing as of the Amendment Effective Date)

SCHEDULE 10.2(b)

(to Limited Waiver/Amendment Agreement)

DEBT
(Existing as of the Amendment Effective Date)

Debt obligations of Equifax Plc incurred pursuant to the Bank Credit Agreement

SCHEDULE 10.3(b)

(to Limited Waiver/Amendment Agreement)